EXHIBIT 99.2

XL FINANCIAL ASSURANCE LTD.
(Incorporated in Bermuda)

CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

FOR THE THREE AND SIX MONTH PERIODS ENDED
JUNE 30, 2005 AND 2004

XL FINANCIAL ASSURANCE LTD.
CONDENSED BALANCE SHEETS
AS AT JUNE 30, 2005 AND DECEMBER 31, 2004
(UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	2005	2004

Assets:
Investments :
Fixed maturities, at fair value
(amortized cost: 2005 - $827,030; 2004 - $794,190)	$827,091	$792,723
Short-term investments, at fair value
(amortized cost: 2005 - $143,622; 2004 - $88,227)	143,322	87,875

Total investments available for sale	970,413	880,598

Cash and cash equivalents	12,306	13,210
Accrued investment income	6,837	6,764
Deferred acquisition costs	88,110	83,868
Prepaid reinsurance premiums	57,278	52,486
Reinsurance balances receivable	33,679	40,859
Unpaid losses and loss expenses recoverable	67,608	55,441
Amounts due from parent and affiliates	37,108	32,708
Net receivable for investments sold	108	-
Derivative assets	18,897	17,396
Other assets	116	138

Total assets	$1,292,460	$1,183,468

Liabilities, Redeemable Preferred Shares and Shareholders’ Equity
Liabilities:
Unpaid losses and loss expenses	$131,550	$109,151
Deferred premium revenue	486,362	437,654
Reinsurance balances payable	5,557	4,022
Net payable for investments purchased	-	7
Accounts payable and accrued liabilities	1,506	2,738
Amounts due to parent and affiliates	12,510	11,482
Derivative liabilities	3,940	1,669
Dividend payable on preferred shares	5,388	1,950

Total liabilities	$646,813	$568,673

Redeemable Preferred Shares:
Series A Redeemable preferred shares (par value of $120 per share;
10,000 shares authorized; 363 issued and outstanding as at
June 30, 2005 and December 31, 2004, respectively)	$44	$44
Additional paid-in capital	38,956	38,956

Total redeemable preferred shares	$39,000	$39,000

Shareholders’ Equity:
Common shares (par value of $120 per share;
10,000 shares authorized; 2,449 issued and outstanding as at
June 30, 2005 and December 31, 2004, respectively)	$294	$294
Additional paid-in capital	345,606	345,606
Accumulated other comprehensive loss	(239)	(1,819)
Retained earnings	260,986	231,714

Total shareholders’ equity	$606,647	$575,795

Total liabilities, redeemable preferred shares and shareholders’ equity	$1,292,460	$1,183,468

The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR
THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	Three Months ended		Six Months ended
	June 30,		June 30,

	2005	2004	2005	2004

REVENUES :
Net premiums earned	$29,687	$27,547	$58,147	$52,144
Net investment income	9,096	5,737	17,370	10,877
Net realized gains (losses) on investments	(24)	(3,361)	(1,381)	1,519
Fee and other income	180	-	675	-
Net realized and unrealized gains (losses) on	(4,074)	1,845	(1,839)	8,641
derivative instruments

Total revenues	$34,865	$31,768	$72,972	$73,181

EXPENSES :
Losses and loss expenses	$10,782	$5,373	$11,348	$7,411
Acquisition costs	14,117	8,081	22,664	14,335
Operating expenses	1,883	2,131	3,651	4,185

Total expenses	$26,782	$15,585	$37,663	$25,931

NET INCOME	$8,083	$16,183	$35,309	$47,250

COMPREHENSIVE INCOME
Net income	$8,083	$16,183	$35,309	$47,250

Unrealized gains (losses)	14,142	(21,913)	199	(12,913)
Less: reclassification for gains (losses) realized in
income	(24)	(3,361)	(1,381)	1,519

Other comprehensive gain (loss)	$14,166	$(18,552)	$1,580	$(14,432)

COMPREHENSIVE INCOME (LOSS)	$22,249	$(2,369)	$36,889	$32,818

The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2005 AND FOR THE YEAR ENDED
DECEMBER 31, 2004
(UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	2005	2004

Common Shares – Number issued
Number of shares, beginning of year and period	2,449	2,057
Issuance of common shares	-	392

Number of shares, end of year and period	2,449	2,449

Common Shares – Issued at par
Balance - beginning of year and period	$294	$247
Issuance of common shares	-	47

Balance – end of year and period	$294	$294

Additional Paid-in Capital
Balance - beginning of year and period	$345,606	$220,653
Issuance of common shares	-	124,953

Balance – end of year and period	$345,606	$345,606

Accumulated Other Comprehensive Loss
Balance - beginning of year and period	$(1,819)	$1,174
Other comprehensive loss	1,580	(2,993)

Balance - end of year and period	$(239)	$(1,819)

Retained Earnings
Balance - beginning of year and period	$231,714	$169,565
Net income	35,309	76,252
Dividends on Series A preferred shares	(6,037)	(14,103)

Balance - end of year and period	$260,986	$231,714

TOTAL SHAREHOLDERS’ EQUITY	$606,647	$575,795

The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004
 (UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	2005	2004

Cash flows provided by operating activities:
Net income for the period	$35,309	$47,250
Adjustments to reconcile net income to net cash provided by operating activities:
Realized losses (gains) on investments	1,381	(1,519)
Amortization of premium on fixed maturities	1,758	2,828
Net realized gains on investment derivatives	-	(19)
Net realized and unrealized (gains) losses on credit derivatives
excluding cash received and paid	772	(7,411)
Net realized and unrealized gains on put option	(2)	-
Accrued investment income	(73)	2,083
Unpaid losses and loss expenses	22,399	6,315
Deferred premium revenue	48,708	53,458
Unpaid losses and loss expenses recoverable	(12,167)	(1,533)
Deferred acquisition costs	(4,242)	(13,686)
Amounts due from parent and affiliates	(4,400)	(7,992)
Accounts payable and accrued liabilities	(1,232)	(705)
Amounts due to parent and affiliates	1,028	2,280
Prepaid reinsurance premiums	(4,792)	330
Reinsurance balances receivable	7,180	8,405
Reinsurance balances payable	1,535	(561)
Other assets	22	(10)

Total adjustments	57,875	42,263

Net cash provided by operating activities	93,184	89,513

Cash flows used in investing activities:
Proceeds from sale of fixed maturities and short-term investments	363,363	1,872,772
Proceeds from redemption of fixed maturities and short-term investments	35,030	368,350
Purchase of fixed maturities and short-term investments	(489,881)	(2,332,815)

Net cash used in investing activities	(91,488)	(91,693)

Cash flows used in financing activities:
Dividends paid on Series A preferred shares	(2,600)	-

Decrease in Cash and Cash Equivalents	(904)	(2,180)

Cash and Cash Equivalents – Beginning of period	13,210	26,346

Cash and Cash Equivalents – End of period	$12,306	$24,166

The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

1. Organization and Business

XL Financial Assurance Ltd. (the “Company”) was incorporated with limited liability under the Bermuda Companies Act 1981 on October 14, 1998 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations (“The Act”). At June 30, 2005, the Company was approximately 87% owned by XL Insurance (Bermuda) Ltd (a wholly-owned subsidiary of XL Capital Ltd); 5% by Financial Security Assurance Inc. (a wholly-owned subsidiary of Financial Security Assurance Holdings Ltd.) and 8% by Financial Security Assurance International Ltd. (owned 20% by XL Insurance (Bermuda) Ltd and 80% by Financial Security Assurance Inc.). At June 30, 2004, the Company was approximately 85% owned by XL Insurance (Bermuda) Ltd; 6% by Financial Security Assurance Inc. and 9% by Financial Security Assurance International Ltd. The Company is an integral part of a joint venture agreement between XL Capital Ltd and Financial Security Assurance Holdings Ltd.

The Company is primarily engaged in the business of providing reinsurance of financial guaranties on asset-backed and municipal obligations underwritten by XL Insurance (Bermuda) Ltd, Financial Security Assurance Inc. and XL Capital Assurance Inc. (a wholly-owned subsidiary of XL Capital Ltd) and other monoline and multiline insurance companies. This may be in the form of traditional financial guaranty insurance or via a credit derivatives execution. The Company’s underwriting policy is to provide reinsurance of asset-backed and municipal obligations that would be of a lower investment-grade quality without the benefit of the Company’s reinsurance. The asset-backed obligations reinsured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having ascertainable cash flows or market value. The municipal obligations reinsured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and of special revenue bonds and other special obligations of states and local governments that are supported by the issuers’ ability to impose and collect fees and charges for public services or specific projects. The Company's reinsurance guarantees payments when due of scheduled payments on an insured obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other such amounts due in accordance with the obligations’ original payment schedule or, at its option, to pay such amounts on an accelerated basis. The Company conducts surveillance on its exposures to try and ensure early identification of any loss events. In addition, in the normal course of business, the Company seeks to reduce the loss that may arise from such events by reinsuring certain levels of risks in various areas of exposure with other insurance enterprises or reinsurers.

On October 6, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty (“Treaty”) with XL Capital Assurance Inc. (“XLCA”). The Treaty was amended and restated on June 22, 2001 and May 1, 2004. Under the terms of this Treaty, the Company agrees to reinsure up to 90% of XLCA’s compliant risks. The Company is subject to ceding commissions of up to 30% on business assumed under the terms of this Treaty.

On October 3, 2001, the Company entered into an excess of loss reinsurance agreement with XL Insurance (Bermuda) Ltd, which indemnifies the Company up to an aggregate limit of liability of $500 million in excess of defined obligor losses.

Effective December 1, 2004 the Company established a trust account in accordance with Regulation 114 of the New York Insurance Department for the benefit of XLCA to secure the obligations of the Company to XLCA under the Treaty. This trust account is required for XLCA to take financial credit for statutory reporting purposes for the reinsurance cessions by XLCA to the Company under the Treaty, since the Company is not a licensed insurer or reinsurer in any state of the United States of America. At June 30, 2005, investments at an amortized cost of $970,652 were on deposit in the trust account.

XL FINANCIAL ASSURANCE LTD.
 NOTES TO CONDENSED FINANCIAL STATEMENTS FOR SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

2. Significant Accounting Policies

Basis of Preparation

The accompanying condensed financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows at June 30, 2005 and for all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company’s December 31, 2004 financial statements and notes thereto. The December 31, 2004 condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended June 30, 2005 and 2004 are not necessarily indicative of theoperating results for the full year.

The preparation of condensed financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any such adjustments are reflected in income in the period in which the adjustments are made. The financial statement estimates subject to most uncertainty are estimates for loss reserves and calculation of the fair value of credit default swap derivative instruments.

Recent Accounting Pronouncements

In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5, Implicit Variable Interests Under FASB Interpretation No. 46(R) which requires an enterprise to consider whether it holds an implicit variable interest in a Variable Interest Entity (“VIE”) and what affect this may have on the calculation of expected losses and residual returns of the VIE and the determination of which party, if any, is considered the primary beneficiary of the VIE. This statement was in effect March 3, 2005 and for the the current quarterly reporting period did not have a material impact on the Company’s financial condition or results of operations.

The Company has become aware of the SEC's recent review of the loss reserving practices of certain financial guarantee companies. The Company recognizes that there is diversity in practice among financial guarantee insurers and reinsurers with respect to their accounting policies for loss reserves. Current accounting literature, specifically FASB Statement of Financial Accounting Standards No. 60 "Accounting and Reporting by Insurance Enterprises" ("FAS 60) and FASB Statement of Financial Accounting Standards No. 97 "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments" ("FAS 97"), do not specifically address the unique characteristics of financial guarantee insurance contracts. Consequently, the accounting principles applied by the industry, as well as the Company, have evolved over time and incorporate the concepts of both short-duration and long-duration contracts accounting under the provisions of FAS 60 and FAS 97. It is our understanding that the SEC has requested that the FASB review this matter and provide guidance for the accounting of financial guarantee insurance contracts. The Company will continue its loss reserving methodology as noted above until further guidance is provided by the SEC or FASB.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS FOR SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004 (UNAUDITED)
 (U.S. dollars in thousands, except per share amounts)

3. Derivative Instruments

Credit derivatives issued by the Company meet the definition of a derivative under FAS 133. The Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure of the transaction. The Company considers credit derivatives to be financial guaranty contracts, in substance, as the Company intends to hold them to maturity. The Company determines fair value using a model which calculates the difference between the actual remaining present value of installment premiums and an estimated remaining present value of installment premiums under current market conditions. In essence, the model estimates the cost of an offsetting position to the original credit derivatives from other comparable counterparties under the current market environment. The model is dependent upon a number of factors including changes in credit spreads, changes in credit quality, foreign exchange and other market factors.

The Company’s credit derivatives portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after erosion or exhaustion of various first loss protection levels. These credit events are contract specific, but generally cover bankruptcy, failure to pay and repudiation. The notional exposure of the credit derivatives portfolio as of June 30, 2005 was $6.7 billion. Approximately 95% and 4% of the portfolio is rated AAA and BBB, respectively, with the remainder being split amongst AA and A. The weighted average term of the contracts in force was 5.16 years.

For the six months ended June 30, 2005, the Company amended the presentation of credit derivative transactions in the statements of income to include certain components of the transactions in “gross premiums written”, “net premiums earned”, “net losses and loss expenses incurred” and “fee and other income”, and certain components of the change in fair value in “unpaid loss and loss expenses.” Previously, components of the transactions and the change in fair value were reflected in one line item under “Net realized and unrealized gains and losses on derivative instruments”, and the fair value had been reflected in “Derivative assets” and “Derivative liabilities.” There was no effect on net income as a result of this change and prior period results have been reclassified to reflect this presentation. This change in presentation is applicable only to credit default swaps assumed by the Company that are investment grade and that the Company intends and has the ability to hold to maturity and is consistent with practices in the financial guaranty insurance industry for reporting the results of such instruments. Results of the prior period presented have been reclassified to conform to the current period presentation.

In terms of the 2005 and 2004 condensed financial statements, the effect of the reclassification is outlined as follows:

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Income Statement

Net earned premiums	$7,642	$7,570	$11,535	$12,487
Net losses and loss expenses	1,911	463	2,885	1,210
Acquisition costs	2,229	37	2,244	98
Net realized and unrealized gains (losses) on derivative
instruments	(3,626)	635	(772)	7,411

			(Unaudited)
			As at

			June 30,	December 31,
			2005	2004

Assets
Derivative assets			18,897	$17,396

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS FOR SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	(Unaudited)
	As at

	June 30,	December 31,
	2005	2004

Liabilities
Net losses and loss expenses	12,903	10,018
Derivative liabilities	3,940	1,669

The Company is also party to a put option agreement and an asset trust expense reimbursement agreement with Twin Reefs Asset Trust (the “Asset Trust”). The put option agreement provides The Company with the irrevocable right to require the Asset Trust at any time and from time to time to purchase the Company’s non-cumulative perpetual Series B Preferred Shares with an aggregate liquidation preference of up to $200 million. The Company is obligated to reimburse the Asset Trust for certain fees and ordinary expenses. To the extent that any Series B Preferred Shares are put to the Asset Trust and remain outstanding, a corresponding portion of such fees and ordinary expenses will be payable by the Company pursuant to the asset trust expense reimbursement agreement. The put option agreement is perpetual but would terminate on delivery of notice by the Company on or after December 10, 2009, or under certain defined circumstances, such as the failure of the Company to pay the put option premium when due or bankruptcy. The put option is recorded at fair value with changes in fair value recognized in “Net realized and unrealized gains and losses on derivative instruments”. At June 30, 2005, the fair value adjustment was a $2 increase to income. In addition, put option premiums of $1,069 were recognized during the six month period ended June 30, 2005.

4. Reinsurance

The effect of reinsurance on premiums written and earned for the three month periods ended June 30, 2005 and 2004 is shown below:

	Assumed	Ceded	Net

Three months ended June 30, 2005
Premium written	$75,958	$(7,366)	$68,592
Premium earned	36,416	(6,729)	29,687
Losses and loss adjustment expenses	20,928	(10,146)	10,782

Three months ended June 30, 2004
Premium written	$74,563	$(7,318)	$67,245
Premium earned	35,409	(7,862)	27,547
Losses and loss adjustment expenses	6,353	(980)	5,373

Six months ended June 30, 2005
Premium written	$119,011	$(16,948)	$102,063
Premium earned	70,303	(12,156)	58,147
Losses and loss adjustment expenses	23,882	(12,534)	11,348

Six months ended June 30, 2004
Premium written	$120,467	$(14,535)	$105,932
Premium earned	67,009	(14,865)	52,144
Losses and loss adjustment expenses	8,944	(1,533)	7,411